Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2005 of MicroMed Technology, Inc, in the Registration Statement (Form SB-2) and related Prospectus of MicroMed Cardiovascular, Inc. for the registration of 11,048,489 shares of its common stock.
/s/ Ernst & Young LLP
Houston, Texas
December 19, 2005